News Release

For further information:

Hooper Holmes
Roy H. Bubbs
President and Chief Executive Officer
(908) 766-5000

Investors and Media
John Capodanno/Theresa Kelleher
Financial Dynamics
(212) 850-5600

HOOPER HOLMES ANNOUNCES FIRST QUARTER 2008 RESULTS

BASKING RIDGE, NJ, May 9, 2008, Hooper Holmes, Inc. (AMEX:HH), a leading provider of healthcare assessment services, today announced financial results for the first quarter ended March 31, 2008.

For the three months ended March 31, 2008, total revenues decreased 5.3% to $59.1 million compared to $62.4 million in the first quarter of 2007.  The Company recorded a net loss of $0.6 million for the first quarter of 2008, or $(0.01) per share compared to a net loss of $1.7 million, or $(0.02) per share in 2007.  The first quarter 2008 results include a loss from continuing operations of $0.6 million, or $(0.01) per share compared to a loss from continuing operations of $1.6 million, or $(0.02) per share in the prior year. The first quarter 2008 loss includes restructuring and other charges of $1.7 million, while the first quarter loss for 2007 included restructuring and other charges of $0.5 million.

First Quarter 2008 Results by Division

Health Information Division (HID)
The Company’s Health Information Division reported revenues of $52.4 million for the three months ended March 31, 2008 compared to $54.5 million in the prior year period.

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Portamedic revenues decreased approximately 6.1% to $36.5 million, compared to $38.9 million in the first quarter of 2007.  This decrease is the result of a reduction in paramedical exams of approximately 11% in comparison to the corresponding period of 2007, partially offset by higher average revenue per exam of 6% due to increased pricing.

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Infolink revenues were $6.6 million, down 4.2% from $6.9 million in the first quarter of 2007, primarily due to a decrease in the number of attending physician statement (APS) orders received from customers during the quarter.

•	Heritage Labs revenues remained flat at $4.5 million for the three month periods ended March 31, 2008 and 2007.

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Health & Wellness revenues were $1.9 million, up significantly compared to $0.4 million in the first quarter of 2007.  This increase is a result of the growth in new customers since the division’s inception in early 2007.

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Underwriting Solutions revenues decreased 23.0% to $2.9 million compared to $3.8 million in the first quarter of 2007. The decrease is due to the loss in volume from one major customer, partially offset by revenue from new clients.

Claims Evaluation Division (CED)
The CED reported first quarter revenues of $6.7 million, a decrease of 15.0% compared to $7.9 million in the first quarter of 2007.  The decrease was primarily the result of a continued contraction in the number of independent medical exams ordered by our customers.

Roy H. Bubbs, President and Chief Executive Officer of Hooper Holmes, commented, “Our performance in the first quarter reflects improved gross margins and reduced SG&A as a result of the financial discipline we continue to drive throughout the organization.   Over the course of 2008, we will continue our efforts to strengthen Portamedic, leverage the synergies among our businesses, and look forward to introducing new market offerings that we believe will play an integral part in our future success.  We have identified numerous opportunities for improving our Company and we are working diligently toward addressing them.”

Conference Call

The Company will host a conference call, today, May 9, 2008 at 11:00 a.m. Eastern Time to discuss first quarter 2008 financial results.

To participate in the conference call, please dial (888) 790-3758 or (210) 839-8398, passcode:  Hooper Holmes.  A live web cast will be hosted on the Company’s web site located at www.hooperholmes.com.  Listeners may also access a telephone replay of the conference call, available through May 23, 2008, by dialing (800) 876-3452 or (402) 220-5320.

About Hooper Holmes

Hooper Holmes is the leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses.  As the leading provider of risk assessment services for the insurance industry, Hooper Holmes provides insurers with the widest range of medical exam, data collection, laboratory testing and underwriting services in the industry.

With presence in over 250 markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers. Each year we arrange more medical exams than any other company and process 3.8 million specimens in our laboratory.  We provide a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission.  We underwrite 300,000 cases annually and complete more than two million telephone interviews. We are also a leading provider of medical claims evaluation services used by property and casualty insurance carriers, law firms, self-insureds and third-party administrators to handle personal injury and accident claims.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 17, 2008.  The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

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